Exhibit 10.2

AMENDMENT NO. 3 TO PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT

This Amendment No. 3 to Professional Business Management Agreement (this “Amendment”) is entered into effective as of January 1, 2008 (the “Effective Date”) by and between Visionary Retail Management, Inc., a Delaware corporation (“Professional Business Manager”) and successor by merger to Visionary MSO, Inc., and Dr. Mark Lynn & Associates, PLLC, a Kentucky professional limited liability company (the “Practice”).

W I T N E S S E T H:

WHEREAS, Professional Business Manager and the Practice entered into that certain Professional Business Management Agreement, dated October 1, 1998, as amended by each of those certain Amendment No. 1 to Professional Business Management Agreement, dated June 1, 1999 and dated August 1, 2000, respectively (as amended, the “Professional Business Management Agreement”), whereby Professional Business Manager provides certain management services to the Practice;

WHEREAS, Professional Business Manager and the Practice desire to amend the Professional Business Management Agreement for the purpose of amending the calculation of the Management Fee for the periods from and after the Effective Date; and

WHEREAS, capitalized terms not otherwise defined herein (including the above capitalized terms) shall have the meaning ascribed to such terms in the Professional Business Management Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Section 5.1. Section 5.1 of the Professional Business Management Agreement shall be amended in its entirety to read as follows:

“5.1 Base Management Fee. The Practice and Professional Business Manager agree to the compensation set forth herein as being paid to the Professional Business Manager in consideration of a substantial commitment made by Professional Business Manager hereunder and that such fees are fair and reasonable. Each month, the Professional Business Manager shall be paid the amounts set forth in Exhibit 5.1.”

2. Amendment to Exhibit 5.1. Exhibit 5.1 of the Professional Business Management Agreement shall be amended in its entirety to read as attached hereto.

3. Periodic Review of Management Fee. Professional Business Manager and the Practice shall periodically review the business management fees paid pursuant to Section 5.1 to ensure that such fees are fair and reasonable and Section 5.1 may be amended upon the mutual agreement of the parties to adjust such management fees on a going forward basis.

4. No further Modification. Except as hereby amended, the Professional Business Management Agreement shall remain in full force and effect without modification or change, and shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, assigns, legal representatives, executors and administrators.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Professional Business Manager and the Practice have caused this Amendment to be executed by their authorized officers effective as of the date first above written.

VISIONARY RETAIL MANAGEMENT, INC.,

By:	/s/ David L. Holmberg
Name:	David L. Holmberg
Title:	President

DR. MARK LYNN & ASSOCIATES, PLLC

By:	/s/ Mark E. Lynn
Mark E. Lynn, O.D., President

Exhibit 5.1

BASE MANAGEMENT FEE

[Redacted pursuant to Confidentiality Request]

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